EXHIBIT 99.1

THOR Industries Delivers Record Third Quarter Net Sales And Profitability

Continued RV Demand and Operating Excellence Drive Strong Results

  Net sales for the third quarter were $4.66 billion, an increase of 34.6% as compared to the third quarter of fiscal 2021.
  Consolidated gross profit margin for the third quarter was 17.3%, a 270 basis point improvement over the comparable prior-year period.
  Earnings per share for the third quarter were $6.32 per diluted share, an increase of 92.1% as compared to $3.29 per diluted share in the same period of the prior fiscal year.
  Consolidated RV backlog as of April 30, 2022 was $13.88 billion.
  During the third quarter, the Company repurchased approximately $40.0 million of common stock under its $250.0 million share repurchase program.
  During the third quarter, the Company made principal payments of approximately $124.6 million on its Term Loan. Subsequent to the end of the third fiscal quarter, the Company made additional principal payments of approximately $140.5 million on the Term Loan.
  For a complete set of investor relations materials, please visit: http://ir.thorindustries.com

ELKHART, Ind., June 08, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced record financial results for its third fiscal quarter ended April 30, 2022.

“I am pleased to report this quarter that THOR once again managed through an uncertain business environment to achieve record net sales and profitability across many of our brands. Our teams have done an exceptional job navigating continued supply chain and labor constraints while still fulfilling ongoing dealer and consumer demand for our products. Net sales for our fiscal third quarter increased 34.6%, net income attributable to THOR grew 89.9% and our gross margin improved by 270 basis points compared to the fiscal third quarter of 2021. Our growth and profitability is a result of our ongoing commitment to prudent operational and financial management,” said Bob Martin, President and CEO of THOR Industries.

“At the end of our fiscal third quarter, due to the outstanding production efforts of our team members, our independent dealer inventories of towable RV products were at more historically normal levels. Due to continued high demand for our motorized RVs and persistent global chassis supply constraints, our independent dealer inventories of motorized products were still below optimal levels. We do not expect motorized RV inventory levels to return to more historically normal levels until early in calendar 2023.

“We continue to make progress in managing and fulfilling our order backlog. In the third quarter, we decreased our backlog by more than 3% to $13.88 billion compared to the third fiscal quarter of 2021. This calendar year, we have reduced the backlog, which was $17.73 billion as of January 31, 2022, by 21.7% at the end of our third fiscal quarter on April 30, 2022. We are very pleased with our progress, and we believe that the current backlog, while still elevated, is indicative of healthy long-term demand for our RV products. As we have reported, we actively verify the backlog on an ongoing basis and will continue to do so to make sure that it is aligned with both our dealers’ inventory needs and retail demand. To be clear, the current level of our backlog remains elevated, and we continue to be focused on opportunities to lower it to more traditional levels.

“We remain disciplined in aligning production to meet current demand without overproducing and overloading our independent dealer channel. In order to align production with retail demand, we pulled back on towable production in the latter half of our fiscal third quarter. On a historical basis, we have prudently and proactively managed our production rates category-by-category based on market conditions, and we are doing so again today,” said Martin.

Third-Quarter Financial Results

Consolidated net sales were $4.66 billion in the third quarter of fiscal 2022, compared to $3.46 billion in the third quarter of fiscal 2021. The increase in consolidated net sales was largely impacted by the increase in the average sales price of our units in addition to the increase in units sold. The addition of Airxcel, acquired in September 2021, accounted for $154.0 million of the increase in net sales for the third quarter of fiscal 2022, net of intercompany sales.

Consolidated gross profit margin increased 270 basis points to 17.3% for the third quarter of fiscal 2022, from 14.6% in the corresponding period a year ago driven by margin-focused operational improvements and the low discount environment.

Net income attributable to THOR Industries and diluted earnings per share for the third quarter of fiscal 2022 were $348.1 million and $6.32, respectively, compared to $183.3 million and $3.29, respectively, for the prior-year period.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2022	2021		2022	2021
Net Sales	$2,640,137	$1,726,102	53.0	$6,866,059	$4,491,327	52.9
Gross Profit	$453,907	$264,476	71.6	$1,239,162	$711,980	74.0
Gross Profit Margin %	17.2	15.3		18.0	15.9
Income Before Income Taxes	$326,697	$167,693	94.8	$868,874	$456,752	90.2

	As of April 30,		% Change
($ in thousands)	2022	2021
Order Backlog	$6,899,675	$7,429,729	(7.1)

North American Motorized RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2022	2021		2021	2020
Net Sales	$1,053,045	$775,393	35.8	$2,954,879	$1,846,243	60.0
Gross Profit	$173,904	$96,288	80.6	$469,906	$239,508	96.2
Gross Profit Margin %	16.5	12.4		15.9	13.0
Income Before Income Taxes	$116,293	$54,780	112.3	$309,228	$139,768	121.2

	As of April 30,		% Change
($ in thousands)	2022	2021
Order Backlog	$4,100,040	$3,550,286	15.5

European RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2022	2021		2022	2021
Net Sales	$724,002	$894,240	(19.0)	$2,080,729	$2,230,191	(6.7)
Gross Profit	$99,845	$120,159	(16.9)	$257,418	$287,177	(10.4)
Gross Profit Margin %	13.8	13.4		12.4	12.9
Income Before Income Taxes	$20,559	$43,993	(53.3)	$12,248	$48,703	(74.9)

	As of April 30,		% Change
($ in thousands)	2022	2021
Order Backlog	$2,878,052	$3,344,033	(13.9)

Management Commentary

“We achieved yet another quarter of record net sales and earnings despite ongoing chassis supply constraints which limited our production volumes and prevented us from meeting the market demand for motorized products in both North America and Europe which prevented us from posting an even stronger quarter. Our focus on long-term margin improvement along with lower discounts resulted in our outstanding consolidated gross profit margin of 17.3% for the fiscal third quarter, and we are confident that our core margin improvement strategies will sustainably improve our margin profile for the long run. While margin levels have been positively impacted by a low discount environment in the last couple of quarters, as the industry returns to a more normalized discounting environment, our 2025 goal of 16% consolidated gross margin is still attainable,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“Our record fiscal 2022 third quarter operating results helped generate strong net cash from operations. Net cash provided by operating activities for the nine months ended April 30, 2022 was $637.5 million as compared to net cash used in operating activities of $175.1 million for the nine months ended April 30, 2021. We remain committed to a balanced approach to capital deployment as we leverage our strong cash flow to enhance the long-term value of our company. During the third quarter of fiscal 2022, in addition to organic reinvestment into our operations, we continued to reduce our overall debt with principal payments of $124.6 million on our Term Loan. Subsequent to the end of the third fiscal quarter, we made additional principal payments of $140.5 million on our Term Loan, and our remaining principal balance on the Term Loan as of June 3, 2022 is approximately $1.22 billion.

During the three months ended April 30, 2022, we also repurchased 499,106 shares of our common stock at a weighted-average price of $80.12 for an aggregate purchase price of approximately $40.0 million. Since announcing our $250.0 million share buyback authorization in December 2021, we have now repurchased nearly 1.1 million shares of our common stock at a weighted-average price of $90.20 for a total aggregate purchase price of $98.3 million. As of April 30, 2022, the remaining amount of the Company’s common stock that may be repurchased under this buyback authorization is $151.7 million,” added Zuhl.

“In balance with margin improvement, we are focused on stabilizing and growing market share. As an example, we have aggressively developed and introduced a comprehensive line of Class B motorhomes across our brands for delivery to our independent dealer network. We did not have any meaningful share in this segment when we started a few years ago, but according to first quarter data for calendar 2022 from Statistical Surveys, Inc., we have taken significant market share and are now the #1 RV manufacturer within the North American Class B motorhome category. When combined with our European sales of campervans, which are European Class B equivalents, we are also the global leader in this segment – the hottest segment currently within the RV industry. It is a testament to our ability to use our scale and innovation to quickly grow in a new market segment. In addition, with this exciting news, as of the end of the quarter, we are now the market share leader in every North American RV product category in which we compete,” added Todd Woelfer, Senior Vice President and Chief Operating Officer.

Outlook

“The RV industry’s calendar 2022 retail selling season has been impacted by the current macroeconomic conditions faced by consumers, and while North American industry retail towable demand is anticipated to be lower than the historically high levels of recent quarters, it remains robust as enthusiasm for the RV lifestyle continues to grow. Motorized industry retail demand continues to outpace the industry’s ability to produce given the limitations on chassis supply. Industry retail registrations in the first calendar quarter of 2022, while below the record levels of 2021, exceeded both 2020 and 2019 registrations in both North America and Germany. We believe retail demand for the remainder of our Fiscal Year 2022 and the beginning of Fiscal 2023 will be strong, barring additional macroeconomic impacts, and we expect calendar year 2022 North American RV industry retail sales of between 460,000 and 480,000 units, which would represent one of the best years of North American RV retail sales on record,” continued Woelfer.

“Based on the recent moderation of North American retail demand, the RV Industry Association (‘RVIA’) recently reduced its North American wholesale forecast for calendar year 2022 shipments to be between 537,800 and 561,900 units with a most likely total of 549,900 units. We agree with the revised lower end of the wholesale RVIA’s forecast, and we believe it is in alignment with our forecasted RV industry retail sales as a number of the wholesale units shipped so far this year were used to restock dealer towable inventories to more normalized levels. Looking ahead to the second half of the calendar year, we expect RV Industry wholesale shipments and retail RV sales to be closer to one-to-one parity, as we work to manage wholesale production to align with retail demand.

“As the world’s leading RV manufacturer, we recognize the importance of maintaining production discipline as we strive to fulfill dealer orders that are in balance with retail sales forecasts. Our production discipline is greatly valued among our dealer partners as we work to protect the long-term interests of our customers and the industry,” concluded Woelfer.

“As always, we remain focused on driving growth, profitability and long-term value for all of our stakeholders. We are currently implementing many strategic and innovative initiatives to expand our industry leadership position in fiscal year 2023 and beyond. We look forward to sharing our long-term vision, priorities and financial targets with you at our Investor Day in late June,” added Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; asset impairment charges; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2021.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2022 AND 2021
($000’s except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2022	% Net Sales (1)	2021	% Net Sales (1)	2022	% Net Sales (1)	2021	% Net Sales (1)

Net sales	$4,657,517		$3,459,264		$12,490,759		$8,724,412

Gross profit	$807,445	17.3%	$505,280	14.6%	$2,138,143	17.1%	$1,299,009	14.9%

Selling, general and administrative expenses	281,676	6.0%	231,834	6.7%	845,009	6.8%	619,786	7.1%

Amortization of intangible assets	40,725	0.9%	30,480	0.9%	117,288	0.9%	87,110	1.0%

Interest expense, net	22,289	0.5%	26,666	0.8%	67,516	0.5%	74,586	0.9%

Other income, net	(348)	—%	16,379	0.5%	13,172	0.1%	25,430	0.3%

Income before income taxes	462,407	9.9%	232,679	6.7%	1,121,502	9.0%	542,957	6.2%

Income taxes	116,389	2.5%	49,960	1.4%	265,046	2.1%	113,409	1.3%

Net income	346,018	7.4%	182,719	5.3%	856,456	6.9%	429,548	4.9%

Less: net income (loss) attributable to non-controlling interests	(2,033)	—%	(592)	—%	(405)	—%	(44)	—%

Net income attributable to THOR Industries, Inc.	$348,051	7.5%	$183,311	5.3%	$856,861	6.9%	$429,592	4.9%

Earnings per common share
Basic	$6.34		$3.31		$15.50		$7.77
Diluted	$6.32		$3.29		$15.44		$7.72

Weighted-avg. common shares outstanding – basic	54,906,356		55,366,241		55,278,320		55,323,080
Weighted-avg. common shares outstanding – diluted	55,068,783		55,723,378		55,507,023		55,615,107

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	April 30, 2022	July 31, 2021		April 30, 2022	July 31, 2021
Cash and equivalents	$331,979	$448,706	Current liabilities	$1,971,657	$1,794,785
Accounts receivable, net	1,246,798	949,932	Long-term debt	1,983,596	1,594,821
Inventories, net	1,734,079	1,369,384	Other long-term liabilities	339,064	316,376
Prepaid income taxes, expenses and other	45,658	35,501	Stockholders’ equity	3,441,183	2,948,106
Total current assets	3,358,514	2,803,523
Property, plant & equipment, net	1,233,907	1,185,131
Goodwill	1,834,873	1,563,255
Amortizable intangible assets, net	1,171,149	937,171
Deferred income taxes and other, net	137,057	165,008
Total	$7,735,500	$6,654,088		$7,735,500	$6,654,088

Contacts:

Mark Trinske
Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912

Michael Cieslak, CFA
Investor Relations Manager
mcieslak@thorindustries.com
(574) 294-7724